Q3 FISCAL 2009 PREPARED REMARKS

OPENING COMMENTS

Our Q3 revenue was slightly better than our June guidance, due primarily to stronger than expected license sales. While total revenue continues to be down on a year-over-year basis (17% decline, or 11% on a constant currency basis), on a sequential basis we saw a number of positive data points in Q3:

1) Total revenue is stabilizing (Q3: $226.2 M vs. Q2: $225.3 M)

2) We delivered license revenue growth in all of our major geographies except Japan, including a 71% increase in Windchill® (18% total license growth)

3) Active maintenance paying seats are up modestly, driven by Windchill seat growth (Q3: 892 k vs. Q2: 888 k)

4) We won 3 additional strategically important “domino” accounts during Q3, and 1 in the beginning of Q4

This last data point demonstrates what we believe is a fundamental shift in the competitive dynamic of our industry: That our core Windchill platform is separating itself from the pack and is in an increasingly clear technology leadership position.

Prior to Q3, we had announced 2 competitive wins at some of the world’s largest discrete manufacturing companies. We are calling these companies “domino accounts” due to their thought leadership position in their respective industries, as well as their impact on their large number of supply chain partners. These “domino accounts” are companies that have conducted comprehensive benchmarks of the major PLM technologies available today and selected PTC as the winner. These wins are important because we believe they serve as a “signpost” signaling the technological superiority of our products. As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant customers for years to come.

This quarter we won 3 additional domino accounts: Otis Elevator, Volvo Group and a multinational Retail, Footwear & Apparel company headquartered in Germany have selected Windchill. In early Q4 another large multinational Industrial company also selected PTC’s solutions. At our June investor event, we had committed to 10 domino account wins by the end of FY’10; with 6 wins to date we are over halfway to our goal.

In addition to our competitive displacement momentum in the PLM market, we continue to lead innovation in our industry. PTC has a rich history of helping chart the direction of our industry with Pro/ENGINEER® in the late 80’s and Windchill in the late 90’s. Now we have introduced social product development in partnership with Microsoft, delivered a product analytics platform, and enhanced our Arbortext® product information delivery solutions.

We are very optimistic about the long-term opportunity for PTC and intend to continue to make strategic investments that we believe are critical to delivering value to our customers and gaining market share, while remaining mindful of our goal of 20% non-GAAP EPS growth for 2010 and beyond.

Non-GAAP Supplemental Information We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q3 FY’09 Expenses Commentary and Outlook” below and in the attached tables, along with a reconciliation between the GAAP and non-GAAP information.

Q3 RESULTS VS. GUIDANCE

Total revenue for Q3 was $226.2 million, down 17% from Q3’08. This is higher than our revised expectations for the quarter, which were to be near the low end of our guidance range of $220 to $230 million. Our better than expected Q3 performance was driven primarily by better than expected license revenue, as well as favorable currency benefit (much of which was already anticipated in our revised expectations). Our Q3 non-GAAP EPS of $0.20 was higher than our guidance range of $0.12 to $0.18 primarily due to strong license sales, as well as approximately $0.01 from a lower than expected tax rate and approximately $0.01 of net currency impact relative to our guidance. Q3 GAAP EPS was $0.03. The table below outlines the FX impact to our Q3 revenue and operating expenses (in millions) using the currency rates we based our guidance on (USD / EURO of $1.30 and YEN / USD of 98).

	Guidance Range for Q3	Q3 Revenue As Reported	Q3 Revenue @ Guidance FX Rates	FX Impact Relative to Guidance
License	40 – 50	49.5	48.7	0.8
Service	Approx. 60	54.9	53.8	1.1
Maintenance	Approx. 120	121.8	120.4	1.4
Total Revenue	220 - 230	226.2	222.9	3.3

OpEx		196.7	194.5	2.2

OUTLOOK FOR Q4 AND FY’09

In providing guidance for Q4, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns. Currency continues to fluctuate considerably and we are now assuming USD / EURO rate of $1.40 and YEN / USD of 97 in our guidance for Q4.

For Q4, we are initiating revenue guidance of $235 to $245 million with non-GAAP EPS of $0.25 to $0.30. On a GAAP basis, we expect EPS of $0.09 to $0.13. Consequently, for FY’09 we are implying revenue of approximately $931 million, non-GAAP operating margins of 13% and non-GAAP EPS of approximately $0.77. On a GAAP basis, we expect operating margins of approximately 1% and EPS of approximately $0.24.

While our customers continue to constrain spending given the ongoing macroeconomic climate, our Q3 results suggest some stability in this regard. On a constant currency basis our maintenance revenue is flat with last year and our services revenue is down only 2%. And while constant currency license revenue is down 35% compared to last year, we are beginning to see sequential improvements in license revenue. We received major orders from leading organizations such as BAE Systems, Caterpillar, EDF Group, Knorr Bremse, Komatsu America Corporation, NASA, Otis Elevator, Raytheon, RWTH Aachen University, and the US Army. Our pipeline for new business opportunities remains strong and lead times to close enterprise deals seem to be shortening slightly, although our reseller channel continues to be hampered by the soft macroeconomic environment.

We intend to continue to make strategic investments that we believe are critical to delivering value to our customers and will help PTC gain market share, drive faster top line growth and improve operating profitability over the longer-term. These investments include:

1)	Investing in R&D to extend our technology leadership position with further enhancements to our core product families including Windchill, Pro/ENGINEER, CoCreate®, Arbortext, Mathcad® and ProductPoint®
2)	Further supporting our technology leadership position with modest acquisitions such as Synapsis, which we completed in Q1, and Relex, which we completed in Q3
3)	Continuing to evolve our distribution model through increased investment in support of our reseller channel and investment in developing a network of enterprise reseller partners
4)	Enhancing and leveraging the value of our services business through expansion of our services ecosystem, including the addition of strategic services partners
5)	Continuing the globalization of our workforce, primarily through investments in emerging economies

In making these investments we remain mindful of the financial goal we stated at our investor event in June: to deliver 20% non-GAAP EPS growth for the next 5 years.

REVENUE BY DIRECT / CHANNEL (NON-GAAP)

Our direct sales force is primarily focused on large enterprise customers in the MCAD and Data Management markets. Our reseller channel is focused primarily on Small and Medium Businesses (SMB) in these markets.

	FY '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	FY '08	Q1 '09	Q2 ‘09	Q3 ‘09
Direct	$746.1	$183.0	$191.6	$202.1	$224.7	$801.5	$175.6	$168.5	$169.3
Channel	$195.2	$59.5	$67.9	$70.6	$75.5	$273.4	$64.8	$56.8	$56.9
Channel as % of Revenue	21%	25%	26%	26%	25%	25%	27%	25%	25%

In Q3 non-GAAP direct account revenue, including Strategic Account Management (SAM) accounts, was down 16% year over year, while non-GAAP channel revenue was down 19% year over year. These results reflect macroeconomic conditions and unfavorable currency impact. On a sequential basis direct account and channel revenue were flat. However, direct license revenue was up 32% sequentially, while channel license revenue was down 5% sequentially.

On the direct side, we have approximately 300 sales reps, consistent with Q2’09. These reps are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers.

We continue to have approximately 125 channel business development managers supporting more than 410 channel partners who are focused primarily on selling our MCAD products such as Pro/ENGINEER, Mathcad and CoCreate, as well as Windchill PDMLink® and ProductPoint (our Microsoft SharePoint-based version of Windchill), into the SMB marketplace. We began in fiscal 2009 to develop a network of enterprise resellers to further expand our core Windchill ecosystem. This program is progressing well and we have added new enterprise resellers including Tech Pubs and MCAConnect in addition to existing partners such as QAD, Grace Hunt, Tribridge Holdings, NS Solutions and others. Over the next 3 years we are targeting channel revenue to comprise 35% to 40% of total revenue.

ProductPoint Win Update

At our June investor event, we outlined our social product development platform. Essentially, this is leveraging social computing technologies in the product development process. We have built our solution, called ProductPoint, on the Microsoft SharePoint technology stack and have developed a joint go-to-market strategy with Microsoft. At the June event we stated a goal of 100 ProductPoint wins by the end of FY’09, and believe that achieving this goal will serve as a “signpost” of our ongoing thought leadership in the industry and the market potential of our social computing platform. The table below outlines our progress towards this goal.

	Q1’09	Q2’09	Q3’09	Total-To-Date	FY’09 Goal
ProductPoint Wins	16	29	37	82	100

LARGE DEAL ACTIVITY

Large deal activity is a significant growth driver and has historically tended to generate 13% to 15% of our total revenues in any given quarter, with the exception of Q4, which historically has been higher. Large deal activity is driven primarily by direct sales reps. We define “large deals” as recognizing more than $1 million of license and services revenue from a customer during a quarter.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Number of Large Deals	66	12	16	13	24	65	9	9	9
L&S Revenue	$155.3	$32.0	$37.5	$35.5	$60.1	$165.2	$24.2	$24.7	$27.8
Avg. Deal Size	$2.4	$2.7	$2.3	$2.7	$2.5	$2.5	$2.7	$2.7	$3.1
% of Total Revenue	16%	13%	14%	13%	20%	15%	10%	11%	12%

In Q3 we had 9 large deals totaling $28 million. 6 of these customers were in North America, 2 in Europe and 1 in Asia. Large deal activity continues to be less than last year given the current macroeconomic environment. Consistent with previous quarters, we continue to have 1 customer that contributed more than $10 million. Importantly, lead times for large enterprise deals seem to be shortening slightly, and the amount of license revenue per deal increased compared to Q1’09 and Q2’09.

FY’09 Outlook

We continue to have a strong pipeline of large deals that we are working on world-wide. We are winning competitive deals with large global companies and are actively engaged in competitive benchmarks with other large global companies. However, given that large deal activity is clearly being adversely affected by macroeconomic conditions, we expect continued year-over-year declines in large deal activity in Q4.

Domino Account Update

At our June investor event, we outlined what we are calling our “domino account strategy.” We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader. The table below outlines domino account wins by major vertical over the past few quarters. We set out a goal to have 10 domino accounts won by the end of FY’10.

Domino Account Wins

	FY’08	Q1’09	Q2’09	Q3’09	Q4’09 To-Date	Total-to-Date	FY’10 Goal
Industrial				1	1	2
Electronics & High Tech			1			1
Aerospace & Defense	1					1
Automotive				1		1
Life Sciences						0
Retail, Footwear & Apparel				1		1
Total	1	0	1	3	1	6	10

REVENUE BY CATEGORY

LICENSE

License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis (mid- to high 80% range on a GAAP basis). License revenue has historically tended to represent 28% to 35% of our total revenues in any given quarter, with Q4 generally being our strongest quarter. Given the macroeconomic environment, we expect License revenue to represent closer to 20% of total revenue in FY’09.

	FY’07	Q1’08	Q2’08	Q3’08	Q4’08	FY’08	Q1’09	Q2’09	Q3’09
License	$317.3	$71.0	$77.9	$79.9	$103.6	$332.4	$50.5	$42.1	$49.5
% of Total Revenue	34%	29%	30%	29%	35%	31%	21%	19%	22%

Q3 License revenue of $49.5 million was down 38% year over year. We continue to be negatively impacted by currency movements; on a constant currency basis Q3 license revenue was down 35% year over year. However, on a sequential basis, our license revenue was up 18% and our products continue to perform very well in competitive benchmarks. We believe that we are well positioned to leverage our strong market position and technology when customer buying behavior begins to improve.

Looking forward to Q4’09, we are expecting license revenue of $60 to $65 million. Historically, we have also seen a significant sequential increase in license revenue in our Q4 and we expect this year will be no exception, as we expect license revenue to increase by approximately 25%. For FY’09, we are expecting license revenue to be down approximately 40% compared to FY’08, reflecting macroeconomic conditions and currency continuing to move against us on a year-over-year basis. SERVICES

Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions and providing them with training on our software. Services revenue has historically tended to represent approximately 20% to 25% of our total revenues in any given quarter.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Services	$212.5	$55.5	$58.0	$60.6	$62.8	$236.9	$59.1	$60.6	$54.9
% of Total Revenue	23%	23%	22%	22%	21%	22%	25%	27%	24%

Q3 Services revenue of $54.9 million was down 9% year over year. On a constant currency basis our services revenue was down 2% year over year. Our training business, which typically represents about 15% of our total services revenue, was down 26% year over year. Our consulting business, which primarily supports Windchill implementations, was down 6% year over year. Our services non-GAAP net margins were 9.1%, compared to 6.0% in Q3’08.

Looking forward to Q4 of FY’09, we are expecting $50 to $55 million of services revenue. Although we have a solid backlog of services engagements that provides near-term visibility into our services business, significantly reduced year-over-year Windchill license revenues have begun to have an impact on services revenue.

Our primary initiatives for the services business are to continue improving our services net margins and to expand our Windchill services ecosystem by adding Service Partners. We launched the “Service Advantage Program” at the beginning of fiscal 2009 in North America and we are making solid progress. We have added Strategic Service Partners like Atos Origin and Percall in the EU, in addition to existing partners such as TerraXML, Kalypso, ProductSpace, EAC and I3L. Additionally, we have reinvigorated our relationship with major SIs like IBM, Accenture, HP/EDS, and Thales. We are currently in the process of adding partners and launching the Service Advantage program in the EU and Asia.

MAINTENANCE (NON-GAAP)

Our maintenance business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Maintenance gross margins are in the mid- to high 80% range on a non-GAAP and GAAP basis. Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Maintenance	$411.5	$116.0	$123.7	$132.2	$133.8	$505.7	$130.8	$122.6	$121.8
% of Total Revenue	44%	48%	48%	48%	45%	47%	54%	54%	54%

Q3 maintenance revenue of $121.8 million was down 8% year over year. On a constant currency basis maintenance revenue was down 1% year over year. On a sequential basis, Q3 was down 1%.

Looking forward to Q4’09 we are expecting a modest sequential increase in maintenance revenue. For FY’09, we are expecting approximately $500 million in maintenance revenue, a year-over-year increase of 3% on a constant currency basis. Longer term, significantly reduced License revenues will likely have an adverse impact on Maintenance revenue.

Active Maintenance Paying Seats

We have almost 900,000 active maintenance paying seats of PTC software in use today. We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our largest assets.

Active Maintenance Paying Seats

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Pro/E	129.6	130.9	132.3	134.4	135.2	135.2	138.5	132.3	132.2
Windchill	481.3	534.2	552.2	579.5	615.3	615.3	622.9	608.1	612.4
All Others	89.3	151.7	150.4	152.3	148.9	148.9	153.0	147.6	147.6
Total	700.2	816.8	834.9	866.2	899.4	899.4	914.4	888.0	892.2

We experienced a modest sequential increase in active maintenance paying seats in Q3 (reversing the decline we saw in Q2), driven by new Windchill seats. We had increases in active maintenance paying seats primarily in North America and the Pacific Rim.We also saw, importantly, an improvement in renewal rates in Q3 and our attach rates continue to remain strong.

REVENUE BY GEOGRAPHIC REGION (NON-GAAP)

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
North America	$365.0	$84.7	$88.4	$90.2	$102.0	$365.2	$83.5	$79.5	$85.4
% of Total Revenue	39%	35%	34%	33%	34%	34%	35%	35%	38%

North America revenue was $85.4 million in Q3, down 5% compared with last year, but up 7% sequentially. Compared to Q3’08, channel revenue in North America in Q3 was up 7%, and direct revenue was down 7%. Q3 license revenue in North America was up 51% sequentially.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Europe	$353.4	$102.3	$107.1	$112.3	$131.1	$452.9	$99.4	$89.9	$91.6
% of Total Revenue	38%	42%	41%	41%	44%	42%	41%	40%	40%

Europe revenue was $91.6 million in Q3, down 18% (4% on a constant currency basis) compared with last year, but up 2% sequentially. Compared to Q3’08, channel revenue in Europe was down 28%, and direct revenue was down 13%. Q3 license revenue in Europe was up 16% sequentially.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Japan	$97.3	$25.5	$30.4	$36.0	$27.7	$119.6	$25.8	$30.5	$24.5
% of Total Revenue	10%	11%	12%	13%	9%	11%	11%	14%	11%

Japan revenue was $24.5 million in Q3, down 32% (36% on a constant currency basis) compared with last year, and down 20% sequentially. Compared to Q3’08, channel revenue in Japan was down 17%, and direct revenue was down 37%. Q3 license revenue in Japan was down 38% sequentially.

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Pacific Rim	$125.6	$30.0	$33.5	$34.3	$39.5	$137.3	$31.7	$25.5	$24.7
% of Total Revenue	13%	12%	13%	13%	13%	13%	13%	11%	11%

Pacific Rim revenue was $24.7 million in Q3, down 28% compared with last year, and down 3% sequentially. (China, which represents a significant portion of our Pac Rim revenue, was down 24% compared to Q3’08, and down 4% sequentially). Compared to Q3’08, channel revenue in the Pac Rim was down 21%, and direct revenue was down 30%. Q3 license revenue in the Pac Rim was up 5% sequentially.

CURRENCY IMPACT ON NON-GAAP RESULTS

Because we have a global business with real strength in Europe and Asia, which represent approximately 65% of our revenue, our results are impacted by currency fluctuations. On a constant currency basis, our revenue declined 11% year over year. Currency fluctuations unfavorably impacted Q3 revenue by $15.4 million and favorably impacted expenses by $12.9 million compared to Q3’08.

Constant Currency (assumes Q3’08 currency rates)

	Q3'09	Q3'09	Q3'08	Q3’09 Const. FX	Q3’09 Actual
	Actual	Const. FX	Actual	Vs. Q3’08 Actual
License	$49.5	$51.7	$79.9	-35%	-38%
Services	$54.9	$59.2	$60.6	-2%	-9%
Maintenance	$121.8	$130.7	$132.2	-1%	-8%
Total	$226.2	$241.6	$272.7	-11%	-17%

	Q3'09	Q3'09	Q3'08	Q3’09 Const. FX	Q3’09 Actual
	Actual	Const. FX	Actual	Vs. Q3’08 Actual
North America	$85.4	$85.4	$90.2	-5%	-5%
Europe	$91.6	$108.0	$112.3	-4%	-18%
Japan	$24.5	$23.1	$35.9	-36%	-32%
Pacific Rim	$24.7	$25.1	$34.3	-27%	-28%
Total	$226.2	$241.6	$272.7	-11%	-17%

Looking forward, we continue to expect an overall currency headwind for FY’09. However, the magnitude of that headwind is difficult to predict given FX volatility over the past few quarters. Recall that currency was a considerable tailwind for PTC in FY’08; revenue benefited year over year from favorable currency impact by approximately $58 million while expenses were negatively impacted by approximately $33 million. The guidance we are providing assumes current exchange rates of approximately USD 1.40 / EURO and YEN 97 / USD.

Q3 FY'09 EXPENSES COMMENTARY AND OUTLOOK

Q3 non-GAAP results exclude a $6.6 million restructuring charge, $11.5 million of stock-based compensation expense, $9.4 million of acquisition-related intangible asset amortization and in-process research and development expenses and $8.3 million of income tax adjustments. The Q3 results include a non-GAAP tax rate of 21% and a GAAP tax benefit rate of 153%.

FY’09 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $43 million of expense related to stock-based compensation
•	Approximately $36 million of acquisition-related intangible asset amortization expense
•	Approximately $26 million of restructuring expense

Q4’09 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $14 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense
•	Approximately $10 million of restructuring expense

INCOME STATEMENT COMMENTS

Given the macroeconomic environment, we have taken a number of cost reduction actions this year which have included:

1)	Approximately $16 million in restructuring charges to reduce our workforce by approximately 5%
2)	A hiring freeze (excluding positions that support our strategic business model initiatives)
3)	Cancellation of annual merit increases for FY’09
4)	Ongoing scrutiny of operating expenses such as travel and certain marketing related expenses
5)	Decreased bonus plans for FY’09

As a result, our Q3’09 non-GAAP operating expenses were $196.7 million, down 8% (2% on a constant currency basis) from Q3 of last year. Q3’09 GAAP operating expenses were $224.2 million. From an operating performance perspective, we achieved 13.0% non-GAAP operating margin in Q3’09, compared to 21.3% last year. GAAP operating margin was 0.9% for Q3’09 compared to 11.7% in Q3’08. Our Q3 non-GAAP operating margins and EPS were stronger than expected primarily due to strong license sales, as well as approximately $0.01 from a lower than expected tax rate and approximately $0.01 of net currency impact relative to our guidance.

Looking forward, we are expecting non-GAAP operating expenses for Q4’09 to be approximately flat with Q3. GAAP operating expenses are expected to be approximately $230 million. We expect FY’09 non-GAAP operating expenses to be approximately $30 million less than FY’08.

As you will note from the table below, our R&D and S&M expense as a percentage of revenue in FY’09 are higher than in previous years, reflecting many of the investments we are making during this difficult macroeconomic environment to better position PTC for the future. In addition to the focus on extending our technology leadership position (outlined on pages 1-3), we are continuing to invest in business initiatives to further improve our business model, including:

•	Expanding the channel to 35% to 40% of revenue
•	Improving Services efficiencies
•	Optimizing our Maintenance business
•	Improving the mix of revenue by adding enterprise resellers and services partners

As we stated last quarter, we will continue to monitor the macroeconomic environment and currency fluctuations, and intend to revisit our cost structure during Q4 based on the longer-term strategy and outlook for our business, as well as the global economic situation.

NON-GAAP OPERATING EXPENSES / NON-GAAP OPERATING MARGIN

	FY'07	Q1'08	Q2'08	Q3'08	Q4'08	FY'08	Q1'09	Q2'09	Q3'09
Cost of License	$10.6	$1.8	$2.2	$2.7	$3.5	$10.2	$2.9	$2.3	$2.4
% of Revenue	1%	1%	1%	1%	1%	1%	1%	1%	1%
Cost of Service	$265.8	$68.6	$71.6	$74.3	$76.9	$291.4	$73.5	$71.0	$64.1
% of Revenue	28%	28%	28%	27%	26%	27%	31%	32%	28%
R&D	$155.1	$39.3	$43.4	$45.1	$44.8	$172.6	$46.1	$43.2	$44.6
% of Revenue	17%	16%	17%	17%	15%	16%	19%	19%	20%
S&M	$283.2	$68.2	$70.4	$75.6	$80.5	$294.7	$77.0	$69.2	$70.3
% of Revenue	30%	28%	27%	28%	27%	27%	32%	31%	31%
G&A	$67.1	$20.4	$17.4	$16.9	$19.6	$74.3	$18.3	$16.0	$15.3
% of Revenue	7%	8%	7%	6%	7%	7%	8%	7%	7%
Total Expenses	$781.8	$198.3	$205.0	$214.6	$225.3	$843.2	$217.8	$201.7	$196.7
% of Total Revenue	83%	82%	79%	79%	75%	78%	91%	89%	87%

TAX RATE

Q3 non-GAAP tax rate was 21%, below our expectation of 25%. Our GAAP tax benefit rate was 153%.

Looking forward, the Q4 guidance assumes a non-GAAP tax rate of 20% and a GAAP tax benefit rate in excess of 40%. The FY’09 guidance assumes a non-GAAP tax rate of 21% and a GAAP tax benefit rate in excess of 130%.

SHARE COUNT / SHARE REPURCHASE

We had 117.1 million fully diluted shares outstanding at the end of Q3. We did not repurchase any shares during the quarter. We have $85 million remaining under our current authorization to repurchase shares. We do not intend to make any share repurchases in Q4’09.

Looking forward, we expect to have approximately 119 million fully diluted shares outstanding for Q4 and 117 million for the full fiscal year.

BALANCE SHEET COMMENTARY

CASH / CASH FLOW FROM OPERATIONS

For Q3’09, our cash balance was $231 million, down $36 million from the end of Q2’09. We used $11 million in cash flow for operations, down from $53 million provided by operations in Q3’08 primarily due to higher cash tax payments and lower operating income. The cash balance at the end of Q3’09 also reflects:

•	M&A activity: $24 M
•	Capital Expenditures: $9 M
•	FX impact on cash: $7 M favorable

DSO

DSO for Q3’09 was 60 days, up from 53 days in Q2’09, and flat with Q3’08. We believe we continue to have strong DSOs in a challenging economic environment. Collections as a percentage of Accounts Receivable remain similar to previous periods.

OUTSTANDING DEBT

We did not make any debt repayments during the quarter and were negatively impacted $2 million by currency fluctuations on our outstanding balance during Q3’09. At the end of Q3’09 we had an outstanding balance of $55 million on our $230 million revolving credit facility, which is scheduled to expire in February 2011.

Looking forward, we expect to pay down our outstanding debt balance over the next few quarters.

MISCELLANEOUS COMMENTS

HEADCOUNT

Total headcount was 5,216 at the end of Q3, up from 5,159 at the end of Q2’09, primarily due to our acquistion of Relex Software Corporation (see below).

M&A

We continue to view M&A as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A throughout the course of FY’09.

During Q3, we acquired Relex Software Corporation (Relex®), a privately held company based in Greensburg, PA, with approximately 50 employees. Relex provides software and services for analyzing design and field data in order to assist in evaluating and improving product reliability and safety. This acquisition further expands our product analytics strategy, broadening our family of solutions to include product reliability in addition to environmental compliance.

We have approximately $175 million available under our revolving credit facility as well as available cash with which to execute strategic M&A opportunities.

WRAP-UP

We saw a number of positive data points regarding the economy in Q3; total revenue is stabilizing, license revenue is growing sequentially, active maintenance paying seats are up sequentially, and we are winning in strategically important “domino” accounts.

We are very optimistic about the long-term opportunity for the PLM market and PTC and intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share, while remaining mindful of our goal of 20% non-GAAP EPS growth for 2010 and beyond.

Thank you for your on-going support.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue excludes the effect of purchase accounting on the fair value of the acquired deferred revenue of CoCreate Software GmbH. Non-GAAP operating expenses, margin and EPS exclude stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expense, restructuring charges, non-cash effects of liquidating subsidiaries, and the related tax effects of the preceding items and any one-time tax items, such as valuation allowance reversals. PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies. PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

About PTC (www.ptc.com)

Statements in this news release that are not historic facts, including statements about our fiscal 2009 and other future financial expectations, anticipated tax rates, the expected impact of our planned strategic investments on our future success, the stability of our maintenance and services businesses, and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that our customers may further reduce, defer or forego investment in our solutions in the current economic climate, the possibility that our customers may not renew maintenance or enter into services engagements at historic rates, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments may not have the effects we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business, the possibility that our efforts to reduce our operating expenses may not have the effects we expect and could harm our operations, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, and the possibility that we may be unable to draw from our revolving credit facility when or to the extent we decide to do so. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses (including restructuring charges) and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

PTC, The Product Development Company, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.